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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT

The Board of Directors
Checkers Drive-In Restaurants, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 of Checkers Drive-In Restaurants, Inc. of our report dated February 27, 1998 relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 29, 1997 and December 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 29, 1997, and all related schedules, which report appears in the December 29, 1997 annual Report on Form 10-K of Checkers Drive-In Restaurants, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG Peat Marwick LLP




Tampa, Florida
August 19, 1998